Exhibit 99.1

InsWeb Reports First Quarter Financial Results

SACRAMENTO, Calif., April 29, 2004 – InsWeb Corp. (Nasdaq: INSW) today announced results for the first quarter ended March 31, 2004.  Revenues for the first quarter totaled $4.1 million, compared to $7.5 million in the first quarter of 2003.  InsWeb’s net loss for the quarter was $2.0 million, or $0.42 per share, compared to a net loss for the first quarter of 2003 of $0.6 million, or $0.10 per share.

Mark Guthrie, president and chief executive officer of InsWeb, commented, “Our revenues of $4.1 million were level with the fourth quarter of 2003. While we increased our revenues per consumer via successful implementation of several initiatives in both our auto and term life products, we continued to feel the effects of higher marketing costs and fewer consumers due to the competitive online advertising environment. We did reduce our overall operating expenses in the quarter, despite higher direct marketing costs, through reduced staffing levels reflecting the current needs of our maturing technology platform and consumer activity inside our agency operations.”

“Specifically within our auto product, our initiatives in the areas of the sponsored web link program, a newly shortened online application process and new approach in allowing multiple insurance carriers access to individual consumers has driven our revenue per consumer up to $4.68 in the first quarter, a 43% increase over the first quarter of last year, and a 23% improvement over the fourth quarter,” continued Mr. Guthrie. “Offsetting these improvements are the challenges with auto insurance rates remaining fairly steady and thus fewer consumers shopping for a new auto policy, which is to be expected at this time in the industry cycle. This results in an environment where fewer consumers are being pursued by an increasing number of providers. Thus, our direct marketing cost per consumer in the quarter rose to $2.53, an 86% increase from the prior year’s first quarter and a 76% increase from the fourth quarter 2003.”

Hussein Enan, chairman of InsWeb, stated: “The effort to build our technological infrastructure and the many relationships needed to present consumers with multiple quotes is largely complete. Consumers appreciate the service, and our carrier partners find our business to be of superior quality and continue to show strong demand. Most recently, we made considerable strides in reducing our operating expenses and increasing the revenue per consumer.  We believe our operating model is economically viable, with few additional resources needed to achieve scale. Our directive is now to find dependable and affordable sources of consumers. This will not only improve our bottom line results but also provide our carriers with a predictable flow of potential buyers, which is essential to the effective staffing and management of their call centers.”

“As mentioned earlier, the methods of advertising which InsWeb successfully utilized in the past several years have become too unpredictable and costly,” added Mr. Enan. “As a result, we have decided to seek a partnership with one or more firms that have access to large numbers of qualified consumers. InsWeb’s management and its Board of Directors believe that this is in the shareholders’ best interests, even if it necessitates selling part or all of the company to such a partner to achieve this goal. I will make this my top priority for the next several months.”

Financial Highlights and Metrics:

	Mar 31, 2004	Dec 31, 2003	Mar 31, 2003
Revenues:
Transaction fee revenues:
Auto insurance	$2,736,000	$2,626,000	$6,214,000
Term life insurance	1,033,000	1,247,000	909,000
Other insurance offerings	61,000	66,000	105,000
	3,830,000	3,939,000	7,228,000
Development and maintenance fees	225,000	201,000	253,000
Total revenues	$4,055,000	$4,140,000	$7,481,000

Direct Marketing (Consumer Acquisition):
Direct marketing costs	$1,854,000	$1,260,000	$2,933,000
Direct marketing as a percent of revenues	46%	30%	39%
Number of consumers	733,000	874,000	2,150,000
Marketing cost per consumer	$2.53	$1.44	$1.36
Total revenue per consumer	$5.53	$4.74	$3.48

Auto Marketplace:
Auto insurance revenues	$2,736,000	$2,626,000	$6,214,000
Number of consumers	585,000	690,000	1,900,000
Revenue per consumer	$4.68	$3.81	$3.27

Term Life Marketplace:
Term life insurance revenues	$1,033,000	$1,247,000	$909,000
Number of consumers	100,000	126,000	149,000
Revenue per consumer	$10.33	$9.90	$6.10

Definitions:

“Direct marketing costs”	Represents expenses incurred by the company to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Revenue per consumer”	Represents transaction revenue earned per consumer who has started an application.

Other Financial Highlights:

•                  Cash and short-term investments at March 31, 2004 amounted to $25.0 million;

•                  Accounts receivable at quarter end were $1.0 million, representing 23 days sales outstanding;

•                  Total staff at March 31, 2004 was 114, compared to 130 at December 31, 2003.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance; the willingness and capability of insurance companies to offer their products or instant quotes on the Company’s website; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net loss per share ]

[unaudited]

	Three months ended March 31,
	2004	2003
Revenues:
Transaction fees	$3,830	$7,228
Development and maintenance fees	225	253
Total revenues	4,055	7,481

Operating expenses:
Technology	1,470	2,448
Sales and marketing	3,334	4,683
General and administrative	1,282	1,780
Total operating expenses	6,086	8,911
Loss from operations	(2,031)	(1,430)
Interest expense	—	(40)
Interest and other income	71	881
Net loss	$(1,960)	$(589)

Net loss per share – basic and diluted	$(0.42)	$(0.10)

Weighted average shares used in computing net loss per share – basic and diluted (1)	4,664	6,095

(1)   Shares used in the computation of net income loss of common stock are based on the weighted average number of shares outstanding in each period. Shares used in the computation of diluted earnings per share are not significantly different than the number of shares used in the computation of basic earnings per share.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	March 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$8,797	$15,223
Short-term investments	16,227	10,868
Total cash and short-term investments	25,024	26,091
Accounts receivable, net	1,027	1,006
Prepaid expenses and other current assets	431	785
Total current assets	26,482	27,882

Property and equipment, net	1,231	1,386
Other assets	578	614
Total assets	$28,291	$29,882

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,068	$524
Accrued expenses	4,546	4,804
Deferred revenue	219	275
Total current liabilities	5,833	5,603

Commitments and contingencies Shareholders’ equity:
Common stock	7	7
Paid-in capital, less treasury stock	198,127	197,988
Accumulated deficit	(175,676)	(173,716)
Total shareholders’ equity	22,458	24,279
Total liabilities and shareholders’ equity	$28,291	$29,882